UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
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                                 SEC FILE NUMBER
                                    000-26235
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                                  CUSIP NUMBER
                                  [096083 10 0]
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(Check one):      |_| Form 10-K     |_| Form 20-F     |_| Form 11-K
                  |X| Form 10-Q    |_| Form 10-D      |_| Form N-SAR
                  |_| Form N-CSR

                  For Period Ended: December 31, 2005
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                  |_| Transition Report on Form 10-K
                  |_| Transition Report on Form 20-F
                  |_| Transition Report on Form 11-K
                  |_| Transition Report on Form 10-Q
                  |_| Transition Report on Form N-SAR
                  For the Transition Period
                  Ended:
                       ---------------------------------------------------------

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  Read Instructions (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION Blue Wireless & Data, Inc.
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Full Name of Registrant

Reva, Inc.
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Former Name if Applicable

3001 Knox Street, Suite 401
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Address of Principal Executive Office (Street and Number)

Dallas, Texas 75205
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the ( fifteenth calendar day following prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant has made several acquisitions during the year. Due to these circumstances the registrant has been delayed in completing and filing its Form 10-KSB for the period ended 9/30/05. The registrant has determined that timely preparation of the registrant's Form 10-QSB and review thereof by registrant's management and independent auditors could not be accomplished simultaneously with the completion of the registrant's Form 10-KSB. The registrant intends to file its 10-QSB within the prescribed period allowed by the rules relating to Form 12b-25.


SEC 1344 (03-05)    Persons who are to respond to the  collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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(Attach extra Sheets if Needed)
PART IV -- OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification
      Kit Chambers                            214                  389-9800
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       (Name)                              (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).

                                                                  |_| Yes |X| No

     Form 10-KSB for period ending 9/30/05

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                 Blue Wireless & Data Inc. (formerly Reva, Inc.)
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  February 15, 2006                        By  /s/ Kit Chambers
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                                                   Kit Chambers

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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